Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Live Oak Bancshares, Inc.

Wilmington, North Carolina

We consent to the incorporation by reference in the registration statements on Form S‑8 (Nos. 333‑206547, 333‑211663, and 333‑225481) and Form S‑3 (File No. 333‑235654) of Live Oak Bancshares, Inc. of our reports dated February 25, 2021, with respect to the financial statements of Live Oak Bancshares, Inc. and the effectiveness of internal control over financial reporting, which reports appear in Live Oak Bancshares, Inc.’s 2020 Annual Report on Form 10‑K.

Sincerely,

/s/ Dixon Hughes Goodman, LLP

Raleigh, North Carolina

February 25, 2021